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                                                                    EXHIBIT 23.3


                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to the Form S-3 Registration Statement No. 333-39073 of Magnum Hunter Resources, Inc. (the "Company") of our reports dated April 23, 1997 and April 03, 1996, respectively, accompanying the historical summaries of revenues and direct operating expenses of the Permian Basin Properties and the consolidated financial statements of the Company as of and for the fiscal year ended December 31, 1995 contained in such Registration Statement; and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Registration Statement.




/s/ HEIN + ASSOCIATES LLP
Certified Public Accountants

November 4, 1997
Dallas, Texas